UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2008

BANKUNITED FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	1-13921	65-0377773
(State of Incorporation)	(Commission File Number)	(IRS Employer ID No.)

255 Alhambra Circle, Coral Gables, Florida	33134
(Address of principal executive offices)	(Zip Code)

(305) 569-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14A-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 17, 2008, BankUnited Financial Corporation (the “Company”) received a non-compliance notice from the Nasdaq Stock Market (“Nasdaq”) stating that because the Company did not timely file its Annual Report on Form 10-K for the period ended September 30, 2008 (the “Form 10-K”), it is no longer in compliance with the rules for continued listing, including Rule 4310(c)(14). Nasdaq Marketplace Rule 4310(c)(14) requires the Company to file with Nasdaq, on a timely basis, all reports and other documents required to be filed with the Securities and Exchange Commission (the “SEC”).

The Nasdaq letter indicates that the Company has 60 days, or until February 17, 2009, to submit a plan to regain compliance. If such a plan is timely submitted by the Company, the Nasdaq Staff can grant the Company up to 180 calendar days from the due date of the Form 10-K, or until June 15, 2009, to regain compliance.

As stated in the Form 12b-25, Notification of Late Filing, filed with the SEC on December 16, 2008, the Company anticipates filing the Form 10-K in January 2009. If the Company is unable to file the Form 10-K by February 17, 2009, it intends to submit a plan to regain compliance to the Nasdaq Listing Qualifications. In determining whether to grant the exception, Nasdaq will consider several factors, including the Company’s past compliance history and the reasons for the late filing. The Company cannot provide any assurance that Nasdaq would grant an exception for the full 180-day period contemplated in the Nasdaq Marketplace Rules, if at all. The Company’s common stock would continue to be listed on Nasdaq until February 17, 2009, and for any exception period which may be granted to the Company by the Nasdaq Listing Qualifications Department. However, until the Company regains compliance, quotation information for the Company’s common stock will include an indicator of the Company’s non-compliance, and the Company will be included in a list of non-compliant companies on the Nasdaq website.

On December 23, 2008, the Company issued a press release announcing its receipt of the Nasdaq letter. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated December 23, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANKUNITED FINANCIAL CORPORATION

Date: December 23, 2008	By:	/s/ Humberto L. Lopez
Humberto L. Lopez
Senior Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated December 23, 2008.